EXHIBIT 1.1

                             SMARTSERV ONLINE, INC.


                          Date of Grant: March 12, 2004


To:      Timothy G. Wenhold
         4031 Mill Road
         Collegeville, Pennsylvania  19426



     You are hereby granted an option (the "Option") effective as of the date hereof, to purchase 700,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of SmartServ Online, Inc. (the "Company") at an exercise price of $1.50 per share (the "Exercise Price"). This Option shall terminate and is not exercisable after the expiration of ten years from the date of its grant, except if terminated earlier as hereinafter provided (the "Expiration Date").

     Your Option shall vest, subject to accelerated vesting as provided below, over a four (4) year period as follows: (i) 300,000 shares on the date hereof; and (ii) the balance of 400,000 shares in equal amounts as of the last day of each calendar quarter beginning with the quarter ending March 31, 2004 and ending with the quarter ending December 31, 2007.

     In the event that a "change of control" (as hereinafter defined) of the Company occurs at any time prior to the Expiration Date (as hereinafter defined), your Option may, from and after such date, and notwithstanding the second paragraph of this Option, be exercised for up to 100% of the total number of shares then subject to the Option minus the number of shares previously purchased upon exercise of the Option (as adjusted for any changes in the outstanding Common Stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Compensation Committee deems in its sole discretion to be similar circumstances, (a "Recapitalization")).

     A "Change of Control" shall be deemed to have occurred upon the happening of any of the following events:(i) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or consummate the sale or disposition by the Company of all or substantially all of the

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Company's  assets (other than to a subsidiary or subsidiaries) or (ii) any other event deemed to constitute a "Change of Control" by the Board of Directors of the Company.

     In addition, notwithstanding the second paragraph of this Option the vesting schedule of your Option with respect to the balance of 742,859 shares of Common Stock (the "Remaining Shares") (as adjusted for any changes in the outstanding Common Stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Compensation committee deems it its sold discretion to be similar circumstances) shall accelerate as follows:

     (i) 33.33% of the Remaining Shares upon the Company's Common Stock achieving a Market Price of $5.00 per share ten (10) consecutive trading days;

     (ii) 33.33% of the Remaining Shares upon the Company's Common Stock achieving a Market Price of $10.00 per share ten (10) consecutive trading days; and

     (iii)33.33% of the Remaining Shares upon the Company's Common Stock achieving a Market Price of $15.00 per share ten (10) consecutive trading days.

     For  purposes  of (i),  (ii)  and  (iii)  above,  the  Market  Price of the
Company's   Common   Stock  is  subject  to   adjustment   in  the  event  of  a
Recapitalization.

     The vesting schedule of your Option shall also accelerate in the event of the following:

     (i) 25% of the Remaining Shares upon the Company becoming "Cash Flow Positive". For purposes herein, Cash Flow Positive shall be defined as any quarterly period in which revenues of the Company exceed cash expenditures for operating expenses.

     (ii) 12.5% of the Remaining Shares upon the Company achieving $4.0 million in revenue in any calendar year based upon the Company's audited financial statements;

     (iii)12.5% of the Remaining Shares upon the Company achieving $8.0 million in revenue in any calendar year based upon the Company's audited financial statements;

     (iv) 12.5% of the Remaining Shares upon the Company achieving $12.0 in revenue in any calendar year based upon the Company's audited financial statements; and

     (v) 12.5% of the Remaining Shares upon the Company's shares becoming listed on Nasdaq (SmallCap or NMS) or the American Stock Exchange.

     In lieu of paying the Exercise Price in cash and/or upon exercise of the Option, you may elect a "cashless exercise," in which event you will receive upon exercise a reduced number of shares equal to (i) the number of shares that would be issuable pursuant to this Option upon payment of the Exercise Price minus (ii) the number of shares that have an aggregate Market Price (as defined below) equal to the Exercise Price. In addition, you may elect to have the

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Company's tax  withholding  obligations in connection  with your exercise of the option satisfied on a cashless basis, in which event the number of shares that would otherwise be issuable pursuant to this Option shall be reduced by the number of shares that have an aggregate Market Price (as defined below) equal to the amount of tax required to be withheld (but not more than such amount).

     For purposes of this Option "Market Price" per share of Common Stock on any date shall be: (i) if the Common Stock is listed or admitted for trading on any national securities exchange, the last reported sales price as reported on such national securities exchange; (ii) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported closing bid price for the Common Stock as reported on the Nasdaq Stock Market's National Market ("NNM") or Nasdaq Stock Market's Small Cap Market ("NSM") or a similar service if NNM or NSM are not reporting such information; (iii) if the Common Stock is not listed or admitted for trading on any national securities exchange, NNM or NSM or a similar service, the last reported bid quotation for the Common Stock as quoted by a market maker in the Common Stock (or if there is more than one market maker, the bid quotation shall be obtained from two market makers and the average of the highest bid quotation shall be the "Market Price"); or (iv) if the Common Stock is not listed or admitted for trading on any national securities exchange or NNM or quoted by NSM and there is no market maker in the Common Stock, the fair market value of such shares as determined in good faith by the Board of Directors of the Company.

     This Option may be exercised by you, in whole or in part (but not as to less than a whole share), as to the vested portion of this Option only, at any time prior to the Expiration Date, by the presentation of this Option, with the purchase form attached duly executed, at the Company's office (or such office or agency of the Company as it may designate in writing to you) specifying the number of shares of Common Stock as to which the Option is being exercised, and upon payment by you to the Company in cash or by certified check or bank draft, in an amount equal to the Exercise Price times the number of shares or in lieu thereof you may elect a cashless exercise as provided herein. No fractional shares shall be issued or delivered upon exercise of this Option.

     This Option is exchangeable by you at your option at the office of the Company for other Options of different denominations entitling you to purchase in the aggregate the same number of shares of Common Stock as are purchasable hereunder; and this Option may be divided or combined with other Options which carry the same rights, in either case, upon presentation hereof at the office of the Company together with a written notice, signed by you, specifying the names and denominations in which new Options are to be issued, and the payment of any transfer tax due in connection therewith.

     Your Option will, to the extent not previously exercised by you, terminate one (1) year after the date on which your employment by the Company or Affiliate of the Company is terminated, whether such termination is voluntary or not, whether by reason of disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or death; provided, that, in the event your employment with the Company is terminated due to a "Termination For Cause" by the Company (as such term is defined in Section 9 of your Employment Agreement, dated March 12, 2004) your option will expire immediately; and provided further, that, in the event your employment with the Company

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

is terminated without "Good Reason" by you (as such term is defined in Section 10 of your Employment Agreement, dated March 12, 2004) your Option will terminate thirty (30) days from the date of such termination and you may only exercise this Option for the number of shares you had a right to purchase on the date your employment terminated. In the event of termination of your employment upon a "Termination Other Than For Cause" or "For Good Reason" (as such terms are defined in Sections 9 and 10 of your Employment Agreement), after the date of such termination you may exercise this Option for 100% of the number of shares then subject to the Option minus the number of shares previously purchased upon exercise of the Option as adjusted for a Recapitalization. If you are employed by an Affiliate of the Company, your employment shall be deemed to have terminated on the date your employer ceases to be an Affiliate of the Company, unless you are on that date transferred to the Company or another Affiliate of the Company. Your employment shall not be deemed to have terminated if you are transferred from the Company to an Affiliate, or vice versa, or from one Affiliate to another Affiliate. For purposes herein, an Affiliate of the Company shall be defined as an entity controlled by or under common control with the Company.

     If you die while employed by the Company or an Affiliate of the Company, your legatee(s), distributee(s), executor(s) or administrator(s), as the case may be, may, at any time within one (1) year after the date of your death, exercise the Option as to any shares which you had a right to purchase and did not purchase during your lifetime plus those shares that would have vested within one (1) year thereafter. If your employment with the Company, or an Affiliate is terminated by reason of your becoming disabled (within the meaning of Section 22(e)(3) of the Code and the regulations thereunder), you or your legal guardian or custodian may at any time within one (1) year after the date of such termination, exercise the Option as to any shares which you had a right to purchase and did not purchase prior to such termination plus those shares that would have vested within one (1) year thereafter. Your legatee, distributee, executor, administrator, guardian or custodian must present proof of his authority satisfactory to the Company prior to being allowed to exercise this Option.

     This Option is not transferable otherwise than by will or the laws of descent and distribution, and is exercisable during your lifetime only by you, including, for this purpose, your legal guardian or custodian in the event of disability. Until the Option Price has been paid in full pursuant to due exercise of this Option and the purchased shares are delivered to you, you do not have any rights as a shareholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of the exercise of this Option during any period of time in which the Company deems, in its sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

     This Option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, modification or waiver of this Option, in whole or in part, shall be binding upon the Company unless in writing and signed by an appropriate officer of the Company. This Option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Pennsylvania without regard to principles of conflict of law.

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

     Please sign the copy of this Option and return it to the Company, thereby indicating your understanding of and agreement with its terms and conditions.

                                        SMARTSERV ONLINE, INC.


                                        By: /s/ Robert M. Pons
                                           -------------------------------------
                                           Robert M. Pons
                                           Chief Executive Officer

     I hereby acknowledge receipt of a copy of the foregoing Stock Option to purchase 700,000 shares at an Exercise Price of $1.50 per share, and having read such document, hereby signify my understanding of, and my agreement with, its terms and conditions.

/s/ Timothy G. Wenhold                                 March 12, 2004
---------------------------                     --------------------------------
     Timothy G. Wenhold

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

                                  PURCHASE FORM
                                 To Be Executed
                             Upon Exercise of Option

     The undersigned record holder of the within Option hereby irrevocably elects to exercise the right to purchase _______ share of Common Stock evidenced by the within Option, according to the terms and conditions thereof, and herewith makes payment of the purchase price in full or, alternatively, elects a cashless exercise in accordance with the terms of the Option as designated by holder in writing to the Company.

     The undersigned requests that certificates for such shares shall be issued in the name set forth below.

Dated:
                                               _________________________________
                                                          Signature

                                               _________________________________
                                                       Print Name of Signatory

                                               _________________________________
                                               Name to whom certificates are to
                                               be issued if different from above


                                               Address _________________________
                                                       _________________________

                                               Social Security No. or other
                                               identifying number ______________

If said number of shares shall not be all the shares purchasable under the within Option, the undersigned requests that a new Option for the unexercised portion shall be registered in the name of:

                                               _________________________________
                                                        (Please Print)

                                               Address _________________________
                                                       _________________________

                                               Social Security No. or other
                                               identifying number ______________

                                               Signature _______________________

                                               _________________________________
                                               Print Name of Signatory


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